EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 10/8/25 to 10/29/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/8/2025	Sell	1,729	7.20
10/9/2025	Sell	11,400	7.07
10/10/2025	Sell	6,003	7.06
10/13/2025	Sell	23,120	7.13
10/14/2025	Sell	2,350	7.12
10/15/2025	Sell	30,952	7.17
10/16/2025	Sell	34,044	7.22
10/24/2025	Sell	9,979	6.94
10/27/2025	Sell	13,306	6.82
10/28/2025	Sell	26,753	6.81
10/29/2025	Sell	3,399	6.89